UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Patterson-UTI Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2504748
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:             N/A             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”) hereby amends its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2020, as follows:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities To Be Registered.

The Company and Continental Stock Transfer & Trust Company (the “Rights Agent”) entered into an amendment, effective as of July 22, 2020 (the “Amendment”), to the Stockholder Rights Agreement, dated as of April 22, 2020 (the “Rights Agreement”), by and between the Company and the Rights Agent.

The Amendment revises the definition of “Acquiring Person” in the Rights Agreement to exclude Excluded Persons. The Amendment defines “Excluded Persons” as BlackRock, Inc. (collectively with the investment funds and accounts for which it acts or may act as manager and/or investment advisor, “BlackRock”) and The Vanguard Group, Inc. (together with the investment funds and accounts for which it acts or may act as manager and/or investment advisor, “Vanguard”). The Board of Directors of the Company may determine, in its sole discretion, that BlackRock or Vanguard is no longer an “Excluded Person” if any of the representations, warranties, conditions or provisions in letter agreements between the Company and BlackRock or Vanguard, respectively, are breached or cease to true, correct and complete in all material respects. Under each letter agreement, BlackRock and Vanguard represent, respectively, among other things, that:

•	Such investor will not acquire 20% or more of the then-outstanding common stock of the Company (the “Common Stock”);

•

No single fund of such investor holds or will hold an economic interest (taking into account the ownership rules of Section 382 of the Internal Revenue Code) of 4.9% or more of the Common Stock, other than as disclosed to the Company; and

•	Such investor will only acquire beneficial ownership of Common Stock in the ordinary course of business and not with the purpose or effect of changing or influencing control of the Company.

A copy of the Rights Agreement was previously filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020. A copy of the Amendment has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 23, 2020. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and Amendment, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Stockholder Rights Agreement, dated as of April 22, 2020, by and between Patterson-UTI Energy, Inc. and Continental Stock Transfer & Trust Company, as rights agent (filed April 23, 2020 as Exhibit 4.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference)

4.2	First Amendment to Stockholder Rights Agreement, dated as of July 22, 2020, by and between Patterson-UTI Energy, Inc. and Continental Stock Transfer & Trust Company, as rights agent (filed July 23, 2020 as Exhibit 4.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Patterson-UTI Energy, Inc.

Date: July 23, 2020	By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer